FOR FURTHER INFORMATION CONTACT:
Joel H. Mathis
Vice President
Public Relations and Investor Relations

FOR IMMEDIATE RELEASE

CITIZENS, INC. DECLARES STOCK DIVIDEND

Austin, Texas — November 14, 2003 - Citizens, Inc. (NYSE-CIA), announced the declaration of a 7% stock dividend payable December 31, 2003, to holders of record as of December 1, 2003. The dividend will result in the issuance of approximately 2.5 million shares of the Company’s Class A common stock. Over the past five years, Citizens has paid stock dividends to shareholders that have averaged 7% per year.

About Citizens, Inc.

Citizens, Inc. is a financial services company listed on the New York Stock Exchange under the symbol CIA. Its growth strategy is to achieve $1 billion in assets, $250 million in revenues and $10 billion of life insurance in force by 2010 targeting the sale of U.S. dollar whole life insurance policies in the United States and overseas, and via the acquisition of other life insurance companies.

Citizens is included in the Russell 2000® Index, which measures the performance of the largest companies in the U.S. stock market, based on market capitalization. Citizens’ stock closed at $9.89 on November 13, 2003.

Additional information is available at the Company’s web site: www.citizensinc.com.

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Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may”, “will”, “expect”, “anticipate” or “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-K for the fiscal year ended December 31, 2002, for the meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.

Executive Office	•	P.O. Box 149151	•	Austin, Texas 78714-9151	•	Phone 512 837-7100	•	Fax 512 836-9334

email: PR@citizensinc.com	•	web site: www.citizensinc.com